SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports Under
              Sections 13 and 15(d) of the Securities Exchange Act
                                     of 1934

                         Commission File Number: 1-8147

                               MEDIQ, INCORPORATED
                      -----------------------------------
             (Exact name of registrant as specified in its charter)


          One MEDIQ Plaza, Pennsauken, New Jersey 08110; (856) 662-3200
          -------------------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


       Series A 13% Cumulative Compounding Preferred Stock, par value $.01
       -------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(2)(ii)   [ ]      Rule 15d-6              [X]
         Rule 12h-3(b)(1)(i)    [ ]

                Approximate number of holders of record as of the
                       certification or notice date: None

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, MEDIQ Incorporated has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

                                         MEDIQ Incorporated:


Date:  October 29, 2001                  By:  /s/Regis Farrell
                                            --------------------
                                             Name: Regis Farrell
                                             Title: President